Exhibit 4.4

INVESTOR RIGHTS AGREEMENT

BY AND AMONG

CHINA MASS MEDIA INTERNATIONAL ADVERTISING CORP.

HAPPY INDIAN OCEAN LIMITED

ARCTIC SPRING LIMITED

SHENGCHENG WANG

WINNER WIDE LIMITED

CTF CAPITAL LTD.

GOLDCORN DEVELOPMENT LIMITED

JUMBO RIGHT HOLDINGS LIMITED

TRUE WISE CHINA ACCESS FUND LIMITED

AND

EVER KINGDOM LIMITED

DATED AS OF JUNE 24, 2008

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

Exhibit A – Shareholding Details

Exhibit B – Form of Joinder

iii

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is dated as of this 24th day of June, 2008, by and among:

A.	China Mass Media International Advertising Corp., an exempted company established and existing under the laws of the Cayman Islands (the “Company”);

B.	Happy Indian Ocean Limited, an exempted company established and existing under the laws of the Cayman Islands (“Happy Indian”);

C.	Arctic Spring Limited, an exempted company established and existing under the laws of the Cayman Islands (“Arctic Spring”; each of Happy Indian and Arctic Spring, an “Existing Shareholder”, and collectively, the “Existing Shareholders”);

D.	Mr. Shengcheng Wang, a Canadian citizen, whose passport number is BA341072 (the “Founder”);

E.	Winner Wide Limited, a limited liability company established and existing under the laws of the British Virgin Islands (“Winner Wide”);

F.	CTF Capital Ltd., a limited liability company established and existing under the laws of the British Virgin Islands (“CTF Capital”);

G.	Goldcorn Development Limited, a limited liability company established and existing under the laws of the British Virgin Islands (“Goldcorn Development”);

H.	Jumbo Right Holdings Limited, a limited liability company established and existing under the laws of the British Virgin Islands (“Jumbo Right”);

I.	True Wise Investments Limited, a limited liability company established and existing under the laws of the British Virgin Islands (“True Wise”); and

J.	Ever Kingdom Limited, a limited liability company established and existing under the laws of the British Virgin Islands (“Ever Kingdom”).

The foregoing parties shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

WITNESSETH

WHEREAS, the Company, the Existing Shareholders and Winner Wide are parties to an investment agreement, dated as of June 24, 2008 (the “WW Investment Agreement”), pursuant to which Winner Wide has agreed to purchase from the Existing Shareholders, and the Existing Shareholders have agreed to sell to Winner Wide, 24,820 Series A Preferred Shares on the terms and conditions thereof;

WHEREAS, the Company, the Existing Shareholders and CTF Capital are parties to an investment agreement, dated as of June 24, 2008 (the “CTF Investment Agreement”), pursuant to which CTF Capital has agreed to purchase from the Existing Shareholders, and the Existing Shareholders have agreed to sell to CTF Capital, 24,820 Series A Preferred Shares on the terms and conditions thereof;

WHEREAS, the Company, the Existing Shareholders and Goldcorn Development are parties to an investment agreement, dated as of June 24, 2008 (the “GD Investment Agreement”), pursuant to which Goldcorn Development has agreed to purchase from the Existing Shareholders, and the Existing Shareholders have agreed to sell to Goldcorn Development, 11,680 Series A Preferred Shares on the terms and conditions thereof;

WHEREAS, the Company, the Existing Shareholders and Jumbo Right are parties to an investment agreement, dated as of June 24, 2008 (the “JR Investment Agreement”), pursuant to which Jumbo Right has agreed to purchase from the Existing Shareholders, and the Existing Shareholders have agreed to sell to Jumbo Right, 4,380 Series A Preferred Shares on the terms and conditions thereof;

WHEREAS, the Company, the Existing Shareholders and True Wise are parties to an investment agreement, dated as of June 24, 2008 (the “TW Investment Agreement”), pursuant to which True Wise has agreed to purchase from the Existing Shareholders, and the Existing Shareholders have agreed to sell to True Wise, a total of 14,600 Series A Preferred Shares on the terms and conditions thereof;

WHEREAS, the Company, the Existing Shareholders and Ever Kingdom are parties to an investment agreement, dated as of June 24, 2008 (the “EK Investment Agreement”), pursuant to which Ever Kingdom has agreed to purchase from the Existing Shareholders, and the Existing Shareholders have agreed to sell to Ever Kingdom, 7,300 Series A Preferred Shares on the terms and conditions thereof;

WHEREAS, the respective shareholdings of the Shareholders of the Company on a Fully Diluted Basis immediately prior to and following the Closing are set forth in Exhibit A; and

WHEREAS, the parties hereto desire to provide certain rights and obligations of the Shareholders and the Company with respect to the Equity Securities as hereinafter provided.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, and subject to and on the terms and conditions set forth herein, the Parties agree as follows:

1	INTERPRETATION

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Investment Agreements. The following terms shall have the meanings set forth or referenced below:

“Additional Consent Matters” has the meaning set forth in Section 10.3.

“Applicable Securities Laws” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the federal securities laws of the United States, including the Exchange Act and the Securities Act, and any applicable laws of any State of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable laws of that jurisdiction.

“Arctic Spring” has the meaning set forth in the preamble.

“Articles” means the Company’s Memorandum and Articles of Association, as amended from time to time.

“as-converted basis” means, as at any point in time, assuming full exercise, conversion and exchange of all outstanding Convertible Securities and Option Securities into the number of Ordinary Shares into which such Convertible Securities and Option Securities could then be exercised, converted or exchanged.

“Buyback Price” has the meaning set forth in Section 12.1(d)(i).

“Call Exercise Period” has the meaning set forth in Section 12.2.

“Call Notice” has the meaning set forth in Section 12.2.

“Call Option” has the meaning set forth in Section 12.2.

“Centre” has the meaning set forth in Section 13.5.

“Change of Control” means, in respect of a Shareholder, the occurrence of:

(a) any consolidation or merger of the Shareholder with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of Securities in the Shareholder), whether or not the Shareholder is a party thereto, after which any Person who has (or group of Persons who between them have), as of the date on which such Shareholder becomes a shareholder of the Company:

(i) control of the Shareholder;

(ii) a direct or indirect interest in the shares of the Shareholder, representing more than fifty percent (50%) of the economic interests in or voting power of the Shareholder; or

(iii) a direct or indirect interest in more than fifty percent (50%) of the Shares held by the Shareholder,

(or, in each case, such other surviving entity immediately after such consolidation, merger, reorganization or transaction) (such Person or group of Persons, the “Ultimate Owner(s)”), cease(s) to have such control or interest immediately after such consolidation, merger, reorganization or transaction; or

(b) any transaction or series of related transactions, whether or not the Shareholder is itself a party thereto, after giving effect to which in excess of fifty percent (50%) of the Shareholder’s voting power is owned directly, or indirectly through one or more entities, by any Person and its Affiliates, other than the Ultimate Owner(s).

“Commission” means (i) with respect to any offering of securities in the United States, the SEC or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body or bodies of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction.

“Convertible Securities” means securities convertible into, or exercisable or exchangeable for, Ordinary Shares.

“Co-Sale Notice” has the meaning set forth in Section 8.5(a).

“Co-Sale Participant” has the meaning set forth in Section 8.5(a).

“Co-Sale Securities” has the meaning set forth in Section 8.5(a).

“CTF Capital” has the meaning set forth in the preamble.

“CTF Investment Agreement” has the meaning set forth in the recitals.

“Eligible Exchange” means (a) The New York Stock Exchange, Inc.; (b) the Nasdaq National Market; (c) the Main Board of The Stock Exchange of Hong Kong Limited; or (d) any other internationally recognized securities exchange or automated quotation system approved by the Board of Directors.

“Equity Securities” means any shares of any class or any other ownership or equity interest in the capital of the Company, however described and whether voting or non-voting, including, without limitation, all Convertible Securities and all Option Securities.

“ESOP” means the approved employee stock ownership plan of the Company, which provides for the issuance of Ordinary Shares or Equity Securities (i) to officers, directors, senior management or employees of any of the Group Companies, (ii) to be allocated or exercisable based on such performance conditions as may be prescribed by the Board of Directors, and (iii) the number of Equity Securities in respect of which the Company is obligated to issue thereunder or in connection therewith shall not at any time exceed ten percent (10%) of the issued share capital of the Company on a Fully Diluted Basis.

“Ever Kingdom” has the meaning set forth in the preamble.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Execution Notice” has the meaning set forth in Section 13.2(b).

“Exempted Issuance” has the meaning set forth in Section 9.2(a).

“Existing Shareholders” has the meaning set forth in the preamble.

“Family Members” means, in respect of the Founder, the spouses, lineal descendants (including by adoption), siblings, parents, step-parents, siblings of parents, siblings of step-parents, estates or heirs of the Founder or trusts for the benefit of the Founder and/or any of the foregoing Persons, or custodians, trustees, executors or other fiduciaries for the account of the Founder and/or any of the foregoing Persons, as applicable.

“Financial Investor” means any Person who is not a Strategic Investor.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Founder Parties” means the Founder and his Family Members and their respective Affiliates.

“Fully Diluted Basis” means, as at any point in time, after taking into account all issued and outstanding Ordinary Shares and assuming full exercise, conversion and exchange of all outstanding Convertible Securities and Option Securities and the exercise of similar rights, and the issuance of all Ordinary Shares that the Company is obligated to issue thereunder or in connection therewith.

“GD Investment Agreement” has the meaning set forth in the recitals.

“Goldcorn Development” has the meaning set forth in the preamble.

“Group” means the Company and all Group Companies.

“Group Company” means a Person (other than a natural person) (i) that is Controlled by the Company or (ii) whose results, or portions thereof, are consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with US GAAP.

“Guaranteed Obligations” has the meaning set forth in Section 12.3.

“Happy Indian” has the meaning set forth in the preamble.

“Holder Put Exercise Period” has the meaning set forth in Section 12.1(a).

“Holder Put Option” has the meaning set forth in Section 12.1(a).

“Holders” means the record holders of the Registrable Securities, together with any permitted transferees and assigns of any such record holder.

“Initiating Holders” means, with respect to a request duly made under Section 2.1 to register any Registrable Securities, the Holders initiating such request.

“Investment Agreements” means the WW Investment Agreement, the CTF Investment Agreement, the GD Investment Agreement, the JR Investment Agreement, the TW Investment Agreement and the EK Investment Agreement.

“Investor Majority” means the holders of not less than eighty-five percent (85%) by number of the outstanding Series A Preferred Shares.

“Investors” means Winner Wide, CTF Capital, Goldcorn Development, Jumbo Right, True Wise and Ever Kingdom, and “Investor” means any one of them.

“Issuance Notice” has the meaning set forth in Section 9.2(b).

“JR Investment Agreement” has the meaning set forth in the recitals.

“Jumbo Right” has the meaning set forth in the preamble.

“New Investor” has the meaning set forth in Section 10.3.

“New Securities” means any newly issued Equity Securities, whether now authorized or not, in the capital of the Company, except for (i) Equity Securities issued and allotted upon conversion of the Series A Preferred Shares or exercise, conversion and exchange of any outstanding Convertible Securities or Option Securities; (ii) Equity Securities issued and allotted to employees, professional consultants, officers or directors of the Company under the ESOP; (iii) Equity Securities issued and allotted in the initial public offering of the Company; (iv) Equity Securities issued and allotted in connection with any share split, share dividend or recapitalization or similar transaction of the Company; (v) Equity Securities issued and allotted in connection with any acquisition, business combination or alliance with another entity, whether by merger, consolidation, purchase, reorganization or through joint venture; (vi) Equity Securities issued and allotted pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution; and (vii) Equity Securities issued and allotted to third-party service providers in exchange for or as partial consideration for services rendered to the Company or any other member of the Group.

“Offering” means the initial public offering of the Company.

“Offered Securities” has the meaning set forth in Section 8.4(a).

“Option Securities” means all options, warrants and other rights to purchase or acquire Ordinary Shares.

“Other Shareholders” has the meaning set forth in Section 8.4(a).

“Participating Holder” has the meaning set forth in Section 8.4(b).

“Preferred Shareholder” means a holder from time to time of any Series A Preferred Share whose name is registered in the register of members of the Company.

“Proposed Acquirer” has the meaning set forth in Section 9.2(b).

“Proposed Transferee” has the meaning set forth in Section 8.4(a).

“Put Event” has the meaning set forth in Section 12.1(d)(ii).

“Put Notice” has the meaning set forth in Section 12.1(c).

“Qualified IPO” means the closing of the first firm commitment underwritten public offering of Ordinary Shares of the Company with a listing on an Eligible Exchange; provided that a Qualified IPO shall be conducted at a public offering price per share that values the Company at a total post-money market capitalization of no less than US$450 million and shall result in minimum gross proceeds to the Company of US$45 million (before deduction of underwriting discounts and registration expenses).

“Recovery” has the meaning set forth in Section 12.4(a).

“Registrable Securities” means (i) the Series A Preferred Shares, (ii) the Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares and (iii) any Equity Securities issued as (or issuable upon the conversion, exchange or exercise of any Convertible Securities or any Option Securities) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii), excluding in all cases, however, any Registrable Securities sold by a Person in a transaction other than an assignment pursuant to Section 7.5.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement, which shall be modified or supplemented, as applicable, as set out in Section 1.3. The terms “Register” and “Registered” have meanings correlative to the foregoing.

“Registration Request” has the meaning set forth in Section 2.1.

“Registration Statement” means a registration statement prepared on Form F-1 or F-3 or Form S-1 or S-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Remaining Securities” has the meaning set forth in Section 8.5(a).

“Rule 144” has the meaning set forth in Section 7.2.

“Series A Purchase Price” means, with respect to each Series A Preferred Share, US$684.9315.

“Shares” means any Ordinary Shares or Series A Preferred Shares.

“Special Put Exercise Period” has the meaning set forth in Section 12.1(b).

“Special Put Option” has the meaning set forth in Section 12.1(b).

“Strategic Investor” has the meaning set forth in Section 8.3.

“Transfer” has the meaning set forth in Section 8.1(a).

“Transfer Notice” has the meaning set forth in Section 8.4(a).

“Transferring Shareholder” has the meaning set forth in Section 8.4(a).

“True Wise” has the meaning set forth in the preamble.

“TW Investment Agreement” has the meaning set forth in the recitals.

“US GAAP” means generally accepted accounting principles in the United States.

“Violation” has the meaning set forth in Section 6.1.

“Winner Wide” has the meaning set forth in the preamble.

“WW Investment Agreement” has the meaning set forth in the recitals.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided: (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned under US GAAP; (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement; (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and (vi) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise.

1.3 Jurisdiction. The terms of this Agreement are drafted primarily in contemplation of securities offerings in the United States. The Parties recognize, however, the possibility that there may be one or more Registrations or an analogous procedure such as the application for listing accompanied by the issue of a prospectus or equivalent listing particulars in a jurisdiction other than the United States. It is, accordingly, their intention that whenever this Agreement refers to a law or institution of the United States but the Parties wish to effectuate a Registration or an analogous procedure such as the application for listing accompanied by the issue of a prospectus or equivalent listing particulars in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question and Registration shall be construed, as appropriate, to include an application for listing of Equity Securities on an Eligible Exchange accompanied by the issue of a prospectus or equivalent listing particulars.

2	DEMAND REGISTRATION

2.1 Registration on Form F-3 or Form S-3. Subject to the terms of this Agreement, at any time after the first (1st) anniversary of the effective date of a Qualified IPO of the Company, Holders holding fifteen percent (15%) or more in voting power of the Registrable Securities may request in writing (a “Registration Request”) that the Company file a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), so long as the Company is entitled to use such a form, including, without limitation, any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the Initiating Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission, for a public offering of all or part of their Registrable Securities. Upon receipt of such a Registration Request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, and in any event within ninety (90) days of the receipt of such request, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdictions as the Initiating Holders may reasonably request. The Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable Securities under this Section 2.1 so long as the proposed maximum aggregate offering price for each such Registration exceeds US$500,000; provided, however, that the Holders shall not exercise the right under this Section 2.1 more than twice in any twelve (12) month period (it being the understanding of the Parties that a Registration Request given under this Section 2.1 shall be deemed to have been effected for purposes of the foregoing even if subsequently withdrawn by Holders of Registrable Securities included in such Registration Request).

2.2 Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Agreement, if for any reason a Registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States) is not available to the Company at the time a Registration Request is made under Section 2.1, the Initiating Holders may request the Company in writing to effect the Registration of at least fifteen percent (15%) of their Registrable Securities (or any lesser percentage if the anticipated gross proceeds from such offering exceed US$5,000,000). Upon receipt of such a request, the Company shall (a) promptly give written notice of the proposed Registration to all other Holders and (b) as soon as practicable, use its commercially reasonable efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdictions as the Initiating Holders may reasonably request; provided that the Company shall use its commercially reasonable efforts to cause such Registration and/or qualification to be complete as soon as practicable after the receipt of such request. The Company shall be obligated to effect no more than two (2) Registrations pursuant to this Section 2.2 (it being the understanding of the Parties that a request given under this Section 2.2 shall be deemed to have been effected for purposes of the foregoing even if subsequently withdrawn by Holders of Registrable Securities included in such registration request).

2.3 Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1 or 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Sections 2.1 and 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by the underwriter(s) and the Initiating Holders representing a majority in voting power of the Registrable Securities held by the Initiating Holders) to the extent provided herein. All Holders proposing to distribute their securities through an underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Initiating Holders representing a majority in voting power of the Registrable Securities held by the Initiating Holders and reasonably consented to by the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude any of the Registrable Securities from the underwriting offering if so justified after excluding any other Equity Securities (including, without limitation, all Equity Securities that are not Registrable Securities and held by persons other than Holders) from the underwritten offering. If a limitation of the number of Registrable Securities is required pursuant to this Section 2.3, the number of Registrable Securities that may be included in the underwritten offering by selling Holders shall be allocated among such Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration; provided that any Registrable Securities requested to be included in such underwritten offering and held by directors, officers, employees or consultants of the Company or by holders that do not hold any Series A Preferred Shares shall be reduced before any Registrable Securities requested to be included in such underwritten offering and held by Holders shall be reduced. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration.

3	PIGGYBACK REGISTRATIONS

3.1 Registration of the Company’s Securities. Subject to Section 3.3, if, at any time after six (6) months after the effective date of a Qualified IPO of the Company, the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities, the Company shall promptly, but in any event no later than fifteen (15) days prior to the initial filing of the applicable Registration Statement, give each Holder written notice of such Registration. Each Holder desiring to have Registrable Securities registered pursuant to this Section 3.1 shall advise the Company in writing within ten (10) days after the receipt of such notice from the Company, setting forth the amount of such Registrable Securities for which Registration is requested, and the Company shall include in such Registration any Registrable Securities thereby requested by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 hereof prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 5.3 hereof.

3.3 Underwriting Requirements.

(a) In connection with any offering involving an underwriting of Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters. In the event the underwriters advise the Holders seeking Registration of Registrable Securities pursuant to this

Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude some or all Registrable Securities from the Registration and underwriting, and the number of Equity Securities and Registrable Securities that may be included in the Registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such Registration Statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided that the right of the underwriter to exclude Equity Securities and Registrable Securities from the Registration and underwriting as described above shall be restricted so that all other Equity Securities that are not Registrable Securities and held by Persons other than Holders shall first be excluded from such Registration and underwriting before any Registrable Securities of the Holders are so excluded.

(b) If a limitation of the number of Registrable Securities is required pursuant to paragraph (a) above, the number of Registrable Securities that may be included in the Registration and underwriting by selling Holders shall be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration.

(c) If any Holder disapproves of the terms of any underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least fifteen (15) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

3.4 Exempt Transactions. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Share Option Scheme, (ii) relating to a corporate reorganization or other transaction pursuant to Rule 145 under the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable) or (iii) on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities.

3.5 Not a Demand Registration. Registration pursuant to this Section 3 shall not be deemed to be a demand registration as described in Section 2 hereof. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may participate in Registration of Registrable Securities under this Section 3.

4	RIGHT OF DEFERRAL

(a) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to Section 2 or 3, if:

(i) within fifteen (15) days of the receipt of any request of the Initiating Holders to Register any Registrable Securities under Section 2.1 or 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement with the Commission within ninety (90) days of receipt of that request (other than a registration of securities described in clauses (i), (ii) or (iii) of Section 3.4); provided that the Company is actively employing in good faith all reasonable efforts to cause that Registration Statement to become effective as soon as practicable;

(ii) in the case of a request of the Holders to Register any Registrable Securities pursuant to Section 2, within six (6) months immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a registration of securities described in clauses (i), (ii) or (iii) of Section 3.4);

(iii) the Company would, in accordance with the advice of its counsel, be required to disclose in the prospectus information not otherwise then required by Law to be publicly disclosed; or

(iv) in effecting such Registration or qualification, the Company would be required to execute a general consent to service of process in any jurisdiction, unless the Company is already subject to service of process in such jurisdiction.

(b) If, after receiving a request from any Holder pursuant to Section 2 or 3, the Company furnishes to the Holder a certificate signed by a duly authorized executive officer of the Company stating that, in the good faith judgment of the Board of Directors, there is a reasonable likelihood that it would be materially detrimental to the Company or its shareholders for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental; provided that such deferral by the Company shall not exceed ninety (90) days from the receipt of any request duly submitted by any Holder under Section 2 or 3 to Register Registrable Securities; provided, further, that the Company shall not utilize this right more than twice in any twelve (12) month period.

5	PROCEDURES

5.1 Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as possible:

(a) prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its commercially reasonable efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for such period of time as is necessary to permit the sale of the Registrable Securities thereunder; provided, however, that at least five (5) Business Days before filing such Registration Statement or any amendments thereto, the Company will furnish to the counsel selected by the Holders copies of all such documents proposed to be filed and will reasonably consider any comments of the Holders;

(b) prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all Securities covered by the Registration Statement;

(c) furnish to the Holders at least one copy of any prospectus, including any preliminary prospectus, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its commercially reasonable efforts to Register and qualify the securities covered by the Registration Statement under Applicable Securities Laws, as reasonably requested by the Holders; provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions; and provided, further, that in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by the selling shareholders, those expenses shall be payable by such selling shareholders on a pro rata basis in proportion to the number of securities being offered by each selling shareholders;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering, and each shareholder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

(f) promptly notify each Holder: (i) when the Registration Statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (ii) of any request by the SEC for amendments or supplements to the Registration; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings by any person for that purpose; and (iv) of the receipt by the Company of any written notification with respect to the suspension of the qualification of any Registrable Securities for sale in any jurisdiction or the initiation or overt threat of any proceeding for such purpose;

(g) notify each Holder, at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Laws, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of any Holder promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) if any such registration statement refers to any Holder by name or otherwise as the holder of any securities of the Company, and if such Holder reasonably believes it is or may be deemed to be a control person in relation to, or an Affiliate of, the Company, then such Holder shall have the right to require (i) the insertion therein of disclosure, in form and substance reasonably satisfactory to such Holder, to the effect that the holding by such Holder is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not, in the opinion of both counsel to the Company and such Holder, required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such Holder;

(i) provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;

(j) cause the transfer agent to remove restrictive legends on certificates representing the securities covered by such Registration Statement, as appropriate;

(k) obtain, if the method of distribution is by means of an underwriting, on the date that such Registrable Securities are delivered to the underwriters for sale pursuant to such Registration, or, if such Registrable Securities are not being sold through underwriters, on the date the Registration Statement with respect to such Registrable Securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of the Registration, covering such matters as are customarily covered in opinions requested in an underwritten public offering; and (ii) a comfort letter dated such date and the date the offering is priced, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any;

(l) take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Company’s securities are then traded; and

(m) make its officers and management team available for investor road shows and other meetings as deemed necessary by the Holders holding a majority of the Registrable Securities registered thereunder or the underwriters, if any.

5.2 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

5.3 Expenses of Registration. All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with Registrations, filings or qualifications pursuant to a Registration, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, shall be borne by the Company; provided that:

(a) all such expenses in connection with any amendment or supplement to a Registration Statement or prospectus filed more than 30 days (or in the case of a Registration Statement on Form F-3 or Form S-3, 90 days) after the effective date of such Registration Statement because any Holder has not effected the disposition of the securities requested to be registered shall be paid by such Holder; and

(b) the Holders shall bear and pay (i) the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement and (ii) any fees and expenses incurred in respect of counsel or other advisors engaged by the Holders.

6	INDEMNIFICATION

6.1 Company Indemnity. In the event any Registrable Securities are included in a Registration Statement pursuant to this Agreement:

(a) To the extent permitted by applicable Law, the Company shall indemnify and hold harmless each Holder, and, if applicable, its officers, directors, shareholders, partners, employees, legal counsel and accountants, financial advisors, agent and any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any material violation or alleged material violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(b) The indemnity agreement contained in this Section 6.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by any such Holder, underwriter or Controlling person.

6.2 Holder Indemnity. In the event any Registrable Securities are included in a Registration Statement pursuant to this Agreement:

(a) To the extent permitted by Law, each selling Holder will indemnify and hold harmless the Company, and, if applicable, its directors, officers, shareholders, partners, employees, legal counsel and accountants, financial advisors, agent and any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse any person intended to be indemnified pursuant to this Section 6.2 for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company and signed by such Holder and specified by such Holder for use therein.

(b) The indemnity contained in this Section 6.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld), and in no event shall any indemnity under this Section 6.2 exceed the net proceeds (less underwriting discounts and selling commissions) from the offering received by such Holder. A Holder will not be required to enter into any agreement or undertaking in connection with any Registration providing for any indemnification or contribution on the part of such Holder greater than the Holder’s obligations under this Section 6.2.

6.3 Notice of Indemnification Claim. Promptly after receipt by an indemnified Party under Section 6.1 or 6.2 of notice of the commencement of any action (including any governmental action), such indemnified Party will, if a claim in respect thereof is to be made against any indemnifying Party under Section 6.1 or 6.2, deliver to the indemnifying Party a written notice of the commencement thereof and the indemnifying Party shall have the right to participate in, and, to the extent the indemnifying Party so desires, jointly with any other indemnifying Party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the indemnifying Parties. An indemnified Party (together with all other indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying Party, if representation of such indemnified Party by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such indemnified Party and any other Party represented by such counsel in such proceeding.

6.4 Contribution. If any indemnification provided for in Section 6.1 or 6.2 is held by a court of competent jurisdiction to be unavailable to an indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying Party, in lieu of indemnifying such indemnified Party hereunder, shall contribute to the amount paid or payable by such indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying Party, on the one hand, and of the indemnified Party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying Party and of the indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified Party and the Parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

7	ADDITIONAL UNDERTAKINGS

7.1 Non-U.S. Registration Rights. The foregoing provisions of Sections 2 to 6 shall apply mutatis mutandis in respect of any registration of Registrable Securities in any jurisdiction other than the United States, together with such changes thereto as may be necessary or appropriate to reflect the applicable customs, practices and legal requirements in such jurisdiction.

7.2 Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 under the Securities Act (“Rule 144”) and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell Securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times after the effective date of a Qualified IPO;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(c) at any time following ninety (90) days after the effective date of the initial public offering by the Company, promptly furnish to any Holder holding Registrable Securities, upon any Holder’s request, a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed).

7.3 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of Equity Securities that would provide such holder or prospective holder with registration rights that are superior to, or otherwise on terms more favorable to such holder or prospective holder than, the rights of the Holders set forth in Sections 2 to 6 hereof.

7.4 “Market Stand-Off” Agreement. The Company and each Holder agrees that it will not, without the prior written consent of the managing underwriter(s), during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity

Securities (whether then owned or thereafter acquired) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Equity Securities or other securities, in cash or otherwise; provided that (x) all directors, officers and holders of Equity Securities must be bound by restrictions substantially identical to those applicable to any Holder pursuant to this Section 7.4, and (y) all Holders will be released from any restrictions set forth in this Section 7.4 to the extent that any other shareholders subject to substantially similar restrictions are released; provided, further, that, regardless of this Section 7.4, a Holder shall be permitted to make private transfers to its Affiliates that agree to substantially the same restrictions set forth in this Section 7.4. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. In addition, the Company shall not issue any Equity Securities to any Person unless such Person has agreed in writing to be bound by the same restrictions set forth in this Section 7.4.

7.5 Assignment of Registration Rights. The right to cause the Company to Register Registrable Securities pursuant to this Agreement may be assigned by any Holder to any transferee or assignee of Registrable Securities in accordance with the terms of this Agreement; provided that (a) the Company shall be furnished with written notice of the name and address of such transferee or assignee and the Securities with respect to which such registration rights are being assigned at least fifteen (15) days prior to such transfer; (b) such transferee or assignee agrees in writing prior to such transfer to be bound by and subject to the terms and conditions of this Agreement; and (c) such transfer or assignment shall be effective only if immediately following such transfer or assignment, the further disposition of such Securities by the transferee or assignee is restricted under Applicable Securities Laws; provided, further, that (i) such transfer or assignment (other than any transfer or assignment to Affiliates of the Holder) shall be effected as part of a transfer of all Registrable Securities then owned or held by the transferor, and (ii) if there are more than one (1) transferee, such transferees shall act through a single representative or legal entity. In the event of a transfer or assignment of Registrable Securities which does not satisfy the conditions set forth above, such Securities shall no longer be deemed to constitute “Registrable Securities” for purposes of this Agreement.

7.6 Exercise of Series A Preferred Shares. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Convertible Securities or Option Securities, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares.

7.7 Restrictions on Transferability. The Registrable Securities shall not be transferable except pursuant to the terms of this Agreement and upon the satisfaction of the conditions specified in Sections 7.8 and 7.9 hereof, which conditions are intended to ensure compliance with the provisions of the Securities Act, or, in the case of Section 7.4 hereof, which is intended to assist in an orderly distribution. Until such time as the restrictive legend set forth in Section 7.8 is no longer required to be placed on Registrable Securities pursuant to Section 7.9, each Holder will cause any proposed transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 7 (including the “market stand-off” provisions of Section 7.4 hereof).

7.8 Restrictive Legend. Each certificate representing the Registrable Securities, and any securities issued in respect of, thereof or exchange therefor, shall (unless otherwise permitted by the provisions of Section 7.9) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under Applicable Securities Laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AS IN EFFECT FROM TIME TO TIME (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO ANY UNITED STATES PERSON EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”.

7.9 Notice of Proposed Transfers. The Holder of each certificate representing Registrable Securities agrees to comply in all respects with the provisions of this Section 7.9. Prior to any proposed transfer of any Registrable Securities (unless there is in effect a registration statement under the Securities Act covering the proposed transfer), the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer. Each certificate evidencing the Registrable Securities transferred pursuant to the above shall bear the legend set forth in Section 7.8 above, except that such certificate shall not bear such restrictive legend if such transfer occurred pursuant to an effective registration statement or an exemption from registration under Rule 144 or, in the opinion of counsel for the Company, such legend is not required in order to establish compliance with any provision of the Securities Act or any other Applicable Securities Law.

7.10 Termination of Registration Rights. The registration rights set forth in Sections 2 and 3 of this Agreement shall terminate on the later of (a) the seventh (7th) anniversary of the effective date of a Qualified IPO and (b) the eighth (8th) anniversary of the Closing.

8	TRANSFER OF EQUITY SECURITIES

8.1 Prohibition on Transfers by Investors.

(a) Lock-up. Notwithstanding any provision of this Agreement, during the period commencing on the date hereof and ending on the earlier of (i) the date that is eighteen (18) months commencing on the date hereof and (ii) the date that is six (6) months after the effective date of a Qualified IPO, no Investor shall sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (whether by actual disposition or effective economic disposition as a result of a Change of Control in respect of such Person or otherwise), directly or indirectly (each, a “Transfer”), and each Investor shall ensure that no Transfer occurs in respect of, all or any part of its interest in any Equity Securities now or hereafter owned or held by it, without the prior written consent of the Existing Shareholders, provided, however, that this Section 8.1(a) shall not apply in respect of any Transfer by an Investor in accordance with Section 8.7(a) or Section 12.

(b) Transfer to Competitors. Notwithstanding any provision of this Agreement, no Holder may at any time Transfer all or any part of its interest in any Equity Securities now or hereafter owned or held by it to any Person in respect of whom the Board of Directors has provided a written notice, at least seven (7) days prior to the consummation of such Transfer, to the relevant Holder setting forth reasonable grounds for concluding that such Person is (i) a Person whose core or principal business (or whose Affiliate’s core or principal business) is advertising that is conducted in direct competition with any of the Group Companies, or (ii) a Person who has (or whose Affiliate has) any arrangement, understanding or agreement with any other Person referenced in (i) above for the purposes of acquiring an interest in any of the Group Companies, the consequence of which would, in the reasonable opinion of the Board of Directors, be detrimental to the Group Companies as a whole, in each case, except pursuant to an effective Registration Statement or an exercise of its rights under Section 8.5.

8.2 Prohibition on Transfers by Existing Shareholders. Notwithstanding any provision of this Agreement, no Existing Shareholder shall, at any time prior to a Qualified IPO, Transfer, and each Existing Shareholder shall ensure that no Transfer occurs in respect of, all or any part of its interest in any Equity Securities or other interest in the Company now or hereafter owned or held by it, without the prior written consent of the Investor Majority, unless such Transfer is (a) a Transfer to one or more Strategic Investors in accordance with Section 8.3, (b) effected under Sections 8.4 to 8.6, or (c) effected in accordance with Section 8.7(a). Nothing herein shall prohibit or restrict the Existing Shareholders from Transferring up to such portion of their Equity Securities or other interest in the Company now or hereafter owned or held by them as would amount to thirty (30%) of the Offering proceeds (net of underwriting discounts and commissions) as part of a Qualified IPO.

8.3 Transfers to Strategic Investors. Each Existing Shareholder shall be entitled to Transfer any Equity Securities or other interest in the Company now or hereafter owned or held by it to any Person whom the Board of Directors has provided a written notice, at least seven (7) days prior to the consummation of such Transfer, to the other Shareholders setting forth reasonable grounds for concluding that such Person is a strategic investor and is able to offer or procure additional businesses or sales, marketing or other industry opportunities or expertise to the Group Companies (a “Strategic Investor”), provided that (a) any Equity Securities or other interest Transferred pursuant to this Section 8.3 shall not be Transferred for a consideration per Ordinary Share (on an as-converted basis) less than the Series A Purchase Price (as adjusted for any share dividends, combinations, reclassifications, share splits and the like), (b) any such Transfer shall be consummated by no later than ninety (90) days after the Closing Date (which period shall be extended by any applicable application, filing, notification or waiting period associated with any approvals or authorizations of, filings or registrations with, or notifications on, all Governmental Authorities required to be obtained, filed or made in connection with such Transfer), and (c) the aggregate of all Equity Securities or other interest Transferred pursuant to this Section 8.3 and all New Securities issued pursuant to Section 9.2 shall represent not more than twenty-five percent (25%) of the issued capital of the Company on a Fully Diluted Basis immediately after such Transfer. For purposes of this Agreement, “Strategic Investor” shall include, without limitation, the following Persons (or group of Persons) and their respective Affiliates: (i) the Omnicom Group, (ii) the WPP Group, (iii) MediaCorp, (iv) the Carat Group, and (v) the Hendersen Group.

8.4 Right of First Refusal.

(a) Transfer Notice. Subject to Section 8.1, if at any time prior to a Qualified IPO, any Shareholder (the “Transferring Shareholder”) proposes to Transfer (or is the subject of any proposed Transfer of) any of its Equity Securities to one or more third parties, then the Transferring Shareholder shall give the Company and each other Shareholder (the “Other Shareholders”) written notice of the proposed Transfer (the “Transfer Notice”), which shall include (i) the number of the Equity Securities on an as-converted basis subject to the proposed Transfer (the “Offered Securities”), (ii) the identity of the prospective transferee(s) (the “Proposed Transferee”), and (iii) the consideration and the material terms and conditions of the proposed Transfer.

(b) Other Shareholders’ Option.

(i) Each Other Shareholder shall have an option for a period of fifteen (15) Business Days from such Shareholder’s receipt of the Transfer Notice to elect to purchase its respective pro rata share (including any re-allotment) of the Offered Securities at the same price and subject to the same material terms and conditions as described in the Transfer Notice; provided, however, that each Other Shareholder shall only be entitled to such option if the Proposed Transferee is a Financial Investor, the determination of which shall be made reasonably and in good faith by the Board of Directors and notified by the Company to such Other Shareholder within five (5) Business Days after the date of the Transfer Notice.

(ii) Each Other Shareholder’s pro rata share of the Offered Securities shall be a fraction, of which (x) the number of Equity Securities (assuming the exercise, conversion and exchange of any Convertible Securities and Option Securities) owned by such Other Shareholder on the date of the Transfer Notice shall be the numerator and (y) the total number of Equity Securities (assuming the exercise, conversion and exchange of any Convertible Securities and Option Securities) held by all Other Shareholders on such date shall be the denominator.

(iii) An Other Shareholder may exercise such purchase option by notifying the Transferring Shareholder and the Company in writing before expiration of the fifteen (15) Business Day period as to the number of Offered Securities which it wishes to purchase (including any re-allotment) (each such Other Shareholder, a “Participating Holder”).

(iv) Within three (3) Business Days after the earlier of (x) the day when all Other Shareholders entitled to the purchase option have notified the Transferring Shareholder and the Company of their exercise or refusal to exercise their rights to purchase all or any portion of the Offered Securities and (y) the end of the fifteen (15) Business Day period referred to above, the Company shall notify the Transferring Shareholder and each Participating Holder in writing that either (A) all Other Shareholders have exercised their rights to purchase their respective pro rata share of the Offered Securities or (B) the number of Offered Securities which have not been purchased by the Other Shareholders and which are available for re-allotment. Each Participating Holder shall have the right, within five (5) Business Days of the date of such re-allotment notice, to elect to purchase its pro rata share of such remaining Offered Securities and shall notify the Transferring Shareholder and the Company of such election within such five (5) Business Day period. Each Participating Holder may continue to exercise its re-allotment right in the same manner until all Offered Securities have been fully allocated among the Participating Holders.

(v) Subject to Applicable Securities Laws, each Participating Holder shall be entitled to apportion Offered Securities to be purchased among its Affiliates, provided that such Participating Holder notifies the Transferring Shareholder and the Company of such allocation at least five (5) days in advance of the transfer of any of the Offered Securities.

(vi) If one or more Participating Holders elects to purchase all (but not less than all, in the aggregate) of the Offered Securities, then the Transferring Shareholder shall sell the Offered Securities to such Participating Holders in lieu of the Transfer contemplated in the Transfer Notice. Payment for the Offered Securities shall be by check or wire transfer, against delivery of the Offered Securities to be purchased at a place agreed by the Transferring Shareholder and all the

Participating Holders and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after the date of the Transfer Notice, or on such later closing date as agreed to by the Transferring Shareholder and the Participating Holders or as set forth or contemplated in the Transfer Notice.

(vii) If the Other Shareholders do not exercise their respective rights of first refusal as to any portion of the Offered Securities, the Transferring Shareholder may Transfer any such Offered Securities in the manner provided in Section 8.6, subject to the provisions of Section 8.5.

(viii) The Transferring Shareholder shall have the right to terminate or withdraw any Transfer Notice and any intent to Transfer the Offered Securities prior to the date on which any Other Shareholder shall have notified the Transferring Shareholder of the exercises of its option to purchase all or any portion of the Offered Securities pursuant to Section 8.4(b).

8.5 Right of Co-Sale.

(a) If (i) the Transferring Shareholder is an Existing Shareholder, (ii) the Other Shareholders entitled to a purchase option under Section 8.4 do not exercise their rights of first refusal as to all of the Offered Securities, and (iii) the Transferring Shareholder wishes to proceed with the Transfer of the number of Offered Securities net of all purchases pursuant to Section 8.4 (the “Remaining Securities”) to the Proposed Transferee on the terms and conditions set forth in the Transfer Notice, the Transferring Shareholder shall promptly give written notice (the “Co-Sale Notice”) to the Company and each Preferred Shareholder who was eligible but did not exercise its purchase option under Section 8.4, which notice shall state (x) the number of Remaining Securities on an as-converted basis to be Transferred, and (y) that such Preferred Shareholder shall have the right, exercisable within ten (10) days after the Co-Sale Notice, to participate, subject to the provisions of this Section 8.5, in such Transfer of the Remaining Securities on the same terms and conditions as those set forth in the Transfer Notice. Each such Preferred Shareholder electing to participate in the co-sale (a “Co-Sale Participant”) shall notify the Transferring Shareholder and the Company in writing within such ten (10) day period, which notice shall indicate the number of Equity Securities up to the number of Co-Sale Securities that the Co-Sale Participant wishes to sell under its right to participate.

(b) Each Co-Sale Participant may elect to sell up to such number of Equity Securities (the “Co-Sale Securities”) equal to the product of (i) the aggregate number of the Remaining Securities on an as-converted basis multiplied by (ii) a fraction, the numerator of which is the number of Equity Securities (assuming the exercise, conversion and exchange of any Convertible Securities and Option Securities) owned by the Co-Sale Participant on the date of the Transfer Notice and the denominator of which is the total number of Equity Securities (assuming the exercise, conversion and exchange of any Convertible Securities and Option Securities) owned by the Transferring Shareholder and all Co-Sale Participants on the date of the Transfer Notice.

To the extent one or more of the Preferred Shareholders exercise such right of participation in accordance with the provisions hereunder, the number of Equity Securities that the Transferring Shareholder may sell in the Transfer shall be correspondingly reduced.

(c) Each Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Transferring Shareholder for transfer to the Proposed Transferee one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Co-Sale Participant elects to sell; provided, however that if the Proposed Transferee objects to the delivery of Equity Securities other than Ordinary Shares, then such Co-Sale Participant shall convert any such Equity Securities into Ordinary Shares and deliver certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion and issue and deliver such certificates concurrent with (and contingent on) the actual Transfer of Shares to the Proposed Transferee.

(d) If and to the extent that the Preferred Shareholders notified under Section 8.5(a) do not exercise their co-sale rights as to all the Remaining Securities set forth in the Co-Sale Notice within the ten (10) day period referred to in Section 8.5(a), the Transferring Shareholder shall promptly notify the Company and the Co-Sale Participants in writing and shall offer such Co-Sale Participants the right to participate in the sale of such remaining Ordinary Shares on the same pro rata basis as set forth above in Section 8.5(b), and such Co-Sale Participants shall have five (5) Business Days after receipt of such notice to notify the Transferring Shareholder and the Company of their election to sell all or a portion of their pro rata share. Such re-allotment right shall continue until either (i) all Co-Sale Participants have elected to sell such number of Remaining Securities on an as-converted basis covered under the Co-Sale Notice or (ii) no Co-Sale Participant elects to participate in the sale of such additional Equity Securities.

(e) The Transferring Shareholder shall, concurrently with the transfer of Equity Securities to the Proposed Transferee, remit to each Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale.

(f) To the extent that the Proposed Transferee agrees to purchase all of the Co-Sale Securities and all of the Remaining Securities to be transferred, the Transferring Shareholder shall be entitled to sell all such Remaining Securities to the Proposed Transferee at the same time as the sale by the Co-Sale Participants of the Co-Sale Securities to the Proposed Transferee.

(g) To the extent that the Proposed Transferee prohibits the participation of any Co-Sale Participant exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase Equity Securities from a Co-Sale Participant exercising its co-sale rights hereunder, the Transferring Shareholder shall not sell to such Proposed Transferee any Equity Securities unless and until, simultaneously with such sale, the Transferring Shareholder shall purchase such Equity Securities from such Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

8.6 Non-Exercise of Rights.

(a) Subject to any other applicable restrictions on the Transfer of Equity Securities, to the extent that (i) the Other Shareholders have not exercised their rights to purchase the Offered Securities within the time periods specified in Section 8.4 and (ii) the Preferred Shareholders entitled to a right of co-sale under Section 8.5 have not exercised their rights to participate in the sale of the Remaining Securities within the time periods specified in Section 8.5, the Transferring Shareholder shall have a period of sixty (60) days from the expiration of such rights in which to sell the Offered Securities or the Remaining Securities, as the case may be, to the Proposed Transferee upon terms and conditions (including the purchase price) no more favorable to such transferee than those specified in the Transfer Notice.

(b) In the event the Transferring Shareholder does not consummate the sale or disposition of the Offered Securities or the Remaining Securities, as the case may be, within sixty (60) days from the expiration of such rights, the Other Shareholders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Securities, as the case may be, by the Transferring Shareholder until such rights lapse in accordance with the terms of this Agreement.

(c) The exercise or non-exercise of the rights of the Other Shareholders under this Section 8 to purchase Equity Securities from the Transferring Shareholder or participate in the sale of Equity Securities by the Transferring Shareholder shall not adversely affect their rights to make subsequent purchases from the Transferring Shareholder or subsequently participate in sales of Equity Securities by the Transferring Shareholder (as the case may be) hereunder.

8.7 Other Transfer Provisions.

(a) Permitted Transfers. Notwithstanding the other provisions of this Section 8 but subject to Section 8.1(b), the prohibitions on Transfers, rights of first refusal, and right of co-sale as set forth in Sections 8.1 to 8.6 shall not apply in respect of a Transfer by (a) the Founder or an Existing Shareholder to (i) any Family Member of the Founder or (ii) any Affiliate of the Founder or an Existing Shareholder or (b) an Investor to any of its Affiliates; provided that (x) the Founder, the relevant Existing Shareholder or Investor, as the case may be, shall inform the other Shareholders and the Company of such Transfer prior to effecting it, including reasonable detail regarding the identity of the transferee and his or its relationship to the Founder, the Existing Shareholder or Investor, as the case may be; (y) each such transferee or assignee, prior to the completion of the sale, transfer, or assignment, shall have executed a joinder to this Agreement substantially in the form attached as Exhibit A hereto, assuming the obligations of the Founder, the Existing Shareholder or Investor, as the case may be, under this Agreement; and (z) each transferee or assignee shall have executed and delivered to the Founder, the Existing Shareholder or Investor, as the case may be, (with a copy to the Company) an irrevocable, unconditional and permanent power of attorney effective immediately after the closing of such sale or assignment, appointing the Founder, the Existing Shareholder or Investor, as the case may be, (or its existing attorney-in-fact) as the transferee’s attorney-in-fact and authorizing such Person to vote, in his or its absolute discretion as the attorney-in-fact of the transferee, any and all Equity Securities Transferred to such transferee pursuant to this Section 8.7(a) with respect to any matters related to the Company. Nothing in this Section 8 shall prevent a Preferred Shareholder from using any Equity Securities beneficially owned or held by it as security (including a charge or a pledge) for a bona fide commercial loan entered into at any time after a Qualified IPO.

(b) Non-Recognition of Prohibited Transfers. The Company shall not (i) record on its books or registers the Transfer of any Equity Securities that have been Transferred in contravention of this Agreement or (ii) treat as the owner of Equity Securities, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Equity Securities have been Transferred in contravention of this Agreement. Any Transfer of Equity Securities not made in compliance with this Agreement shall be null and void and shall not be recognized by the Company.

(c) Termination of Rights of First Refusal and Co-sale Rights. The rights of first refusal and co-sale rights set forth in this Section 8 shall expire upon, and shall not be applicable to any Transfers in connection with, a Qualified IPO.

9	ISSUANCE OF EQUITY SECURITIES

9.1 Further Finance. Except otherwise agreed by all Shareholders in writing, no Shareholder shall be obliged to contribute further funds (whether in the form of debt or equity) to the Company or any of the Group Companies under any circumstances, even in the event that the Company or any of the Group Companies requires further funding for its operations.

9.2 Pre-Emptive Rights.

(a) Subject to the terms of this Section 9.2, the Company hereby grants to each Shareholder a pre-emptive right to purchase up to its pro rata share of any New Securities which the Company may, from time to time, propose to sell, offer or issue. The foregoing shall not apply in respect of any sale, offer or issuance of New Securities by the Company to (i) any Strategic Investor or (ii) an Existing Shareholder (or its Affiliates) for purposes of, or in connection with, a proposed Transfer of such New Securities to any Strategic Investor (an “Exempted Issuance”); provided that (w) any New Securities issued pursuant to this Section 9.2 shall not rank senior to the Series A Preferred Shares with respect to the rights attaching to the Series A Preferred

Shares as expressly set forth in Article 7 of the Memorandum and Articles and Sections 2 to 9 and 12.6 hereof; (x) any Exempted Issuance pursuant to (i) above shall not be made for a consideration per Ordinary Share (on an as-converted basis) less than the Series A Purchase Price (as adjusted for any share dividends, combinations, reclassifications, share splits and the like); (y) any such Exempted Issuance shall be consummated by no later than ninety (90) days after the Closing Date (which period shall be extended by any applicable application, filing, notification or waiting period associated with any approvals or authorizations of, filings or registrations with, or notifications on, all Governmental Authorities required to be obtained, filed or made in connection with such Exempted Issuance); and (z) the aggregate of all Equity Securities or other interest Transferred pursuant to Section 8.3 and all New Securities issued pursuant to this Section 9.2 shall represent not more than twenty-five percent (25%) of the issued capital of the Company on a Fully Diluted Basis immediately after such Exempted Issuance. For purposes of this Section 9, a Shareholder’s pro rata share shall be determined according to the number of Equity Securities owned by such Shareholder on an as-converted basis immediately prior to the issuance of the New Securities in relation to the total number of Equity Securities then owned by all Shareholders on an as-converted basis immediately prior to the issuance of the New Securities.

(b) If the Company proposes to undertake an issuance of New Securities, it shall give each Preferred Shareholder written notice (an “Issuance Notice”) of such intention, describing the identity of the proposed acquirer of the New Securities (the “Proposed Acquirer”), the type and amount of New Securities to be issued, and their price and the general terms upon which the Company proposes to issue the same. Each Shareholder shall have twenty (20) days after any such notice is mailed or delivered to agree to purchase up to such Shareholder’s pro rata share of such New Securities (as determined in Section 9.1) for the price and upon the terms specified in the Issuance Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c) Upon the expiration of twenty (20) days from the Company’s delivery of the Issuance Notice and for sixty (60) days thereafter, the Company may sell any New Securities with respect to which the Shareholder’s pre-emptive rights under this Section 9.2 were not exercised, at a price and upon terms not more favorable to the Proposed Acquirer than those specified in the Issuance Notice. In the event the Company has not sold such New Securities within such sixty (60) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Shareholders in the manner provided in this Section 9.1.

(d) The pre-emptive rights in this Section 9.2 shall terminate upon a Qualified IPO.

10	PROTECTIVE PROVISIONS

10.1 Approval Required. Prior to the earlier of (i) the effective date of the Offering and (ii) the date on which the Investors shall together own less than five percent (5%) of the issued Shares on a Fully Diluted Basis, the Existing Shareholders shall not, without the consent of the Investor Majority (which consent shall not be unreasonably delayed, withheld or conditioned), vote in favor of any resolution to approve any of the following actions:

(a) the dissolution, liquidation or winding-up of, or the commencement of a voluntary proceeding seeking reorganization or other similar relief in respect of, the Company or any of its Subsidiaries; provided, however, that the consent of the Investor Majority under this Section 10.1 shall not be required if any such dissolution, liquidation, winding-up or reorganization (i) is in connection with a restructuring of the Group or (ii) would not have a Material Adverse Effect; or

(b) a sale of all or substantially all of the assets, businesses and undertakings of the Group on a consolidated basis; it being understood that, for the avoidance of doubt, a Transfer of Equity Securities pursuant to Sections 8.4 to 8.6 shall not require the consent of the Investor Majority under this Section 10.1; or

(c) a material and fundamental change in the nature of the business conducted by the Group that is of a type and magnitude as would lead to a change in the principal business that the Group conducts as of the date hereof; or

(d) an amendment or restatement of the Articles, if such amendment or restatement would have (i) constitute a variation of the class rights of the Series A Preferred Shares and (ii) a disproportionate and material adverse impact on the Investors as shareholders of the Company.

10.2 Notification. The Company shall provide each Investor with a written notice, setting forth reasonable details of the proposed action, not later than seven (7) days prior to taking any action that would be reasonably likely to require the approval of the Investor Majority under Section 10.1.

10.3 Preferential Treatment. If at any time the Company (i) sells, offers or issues any Equity Securities representing less than ten percent (10%) of the issued Shares on a Fully Diluted Basis to any Person (a “New Investor”), and (ii) grants to such New Investor, in its capacity as a shareholder of the Company, a consent or approval right in respect of any action by the Company not currently specified in Section 10.1 (the “Additional Consent Matters”), then:

(a) the Company shall ensure that, with effect from the consummation of the acquisition of Equity Securities by the New Investor, the Investors’ consent right under Section 10.1 shall be extended to include all Additional Consent Matters; and

(b) the Parties shall ensure that this Agreement shall be promptly amended to conform with such change.

11	INFORMATION AND INSPECTION RIGHTS

11.1 Delivery of Financial Information. For so long as an Investor holds not less than two percent (2%) of the issued Shares on a Fully Diluted Basis, the Company shall deliver to the Investor:

(a) as soon as practicable, but in any event within one hundred and fifty (150) days after the end of each fiscal year of the Company, consolidated income statements and statements of cash flows for the Company and the Group Companies for such fiscal year, consolidated and consolidating balance sheets for the Company and the Group Companies as of the end of the fiscal year as compared to the audited balance sheets of the proceeding fiscal year, all prepared in English, and in accordance with US GAAP, and audited and certified by PricewaterhouseCoopers or another “Big Four” internationally recognized independent certified public accounting firm approved by the Board of Directors;

(b) as soon as practicable, but in any event within sixty (60) days after the end of each fiscal quarter of the Company, unaudited consolidated income statements and statements of cash flows for such fiscal quarter, consolidated and consolidating unaudited balance sheets for the Company and as of the end of such fiscal quarter;

(c) as soon as practicable, but in any event within four (4) months after the commencement of each fiscal year of the Company, annual business plans and revenue and capital projections and budgets for such fiscal year;

(d) as soon as practicable, but in any event within thirty (30) days after the Company becomes aware of any legal action, suit or proceeding by any Person pending or threatened against any member of the Group that would reasonably be expected to have a Material Adverse Effect;

(e) as soon as practicable, but in any event within ten (10) Business Days after providing such information to such other Person, copies of all other documents or other information sent to any other Person in such other Person’s capacity as a Shareholder; and

(f) promptly upon receipt of a request in writing by the Investor, such financial information regarding the Group as the Investor may reasonably request.

11.2 Inspection. For so long as an Investor holds not less than two percent (2%) of the issued Shares on a Fully Diluted Basis, the Company shall permit the Investor, at the Investor’s own expense, to (a) visit and inspect any of the properties (during normal business hours in a manner so as not to interfere with the normal business operation) of the Company and the Group

Companies, (b) examine the books of account and records of the Company and the Group Companies, and (c) discuss the affairs, finances and accounts of the Company and the Group Companies with the directors, officers and employees of the Company and the Group Companies, all at such reasonable times as may be requested in writing by the Investor; provided that the Investor shall agree to keep confidential any information obtained; provided, further, that the Investor may be excluded from access to any material, records or other information if the Company and the Group Companies are restricted from making such disclosure pursuant to a bona fide agreement with a third party or if such disclosure would violate the attorney-client privilege.

11.3 Termination of Information and Inspection Rights. To the extent any rights of the Investors under Section 11.1 or 11.2 violates, or would otherwise cause the Company to be in breach of, the Applicable Securities Laws or the applicable listing rules or requirements of an Eligible Exchange, such rights shall terminate and be of no further force or effect upon a Qualified IPO.

12	PUT AND CALL OPTIONS; FOUNDER GUARANTEE; LIQUIDATION EVENT

12.1 Put Options.

(a) Subject to Section 12.5, each Holder shall have an option (the “Holder Put Option”), exercisable during the period commencing on the date that is six (6) months after the Closing Date and ending on the date that is eighteen (18) months after the Closing Date (the “Holder Put Exercise Period”), to require the Existing Shareholders to purchase all, but not less than all, of the Series A Preferred Shares (and/or all of the Ordinary Shares issued upon conversion of the Series A Preferred Shares, if any) then held by such Holder, at a per Share price equal to the Buyback Price.

(b) Subject to Section 12.5, upon the occurrence of a Put Event, each Holder shall have an option (a “Special Put Option”), exercisable within sixty (60) days after the occurrence of such Put Event (it being understood that if there a dispute concerning the occurrence of a Put Event, for purposes of this Section 12.1(b), the Put Event shall only be deemed to have occurred on the date on which such dispute shall have been finally resolved or determined in favor of the Holder in accordance with the terms of the relevant Investment Agreement, this Agreement or the Articles, as the case may be) (the “Special Put Exercise Period”), to require the Existing Shareholders to purchase all, but not less than all, of the Series A Preferred Shares (and/or all of the Ordinary Shares issued upon conversion of the Series A Preferred Shares, if any) then held by such Holder, at a per Share price equal to the Buyback Price.

(c) A Holder may exercise its Holder Put Option or Special Put Option, as the case may be, by giving the Existing Shareholders and the Company a written notice (the “Put Notice”), at any time during the Holder Put Exercise Period or the Special Put Exercise Period, as applicable, setting forth the Holder’s intention to exercise its Holder Put Option or Special Put Option in whole. A transfer of Shares pursuant to an exercise of such option shall be completed within ninety (90) days after the date of the Put Notice at such reasonable place and time as may be agreed between the Holder and the Existing Shareholders. The number of Shares to be purchased by the Existing Shareholders pursuant to each exercise of option under this Section 12.1 shall be allocated proportionately among Happy Indian and Arctic Spring based on a ratio of 80:20 (or such other basis as the Existing Shareholders may notify the Holders in writing from time to time). Following the delivery of a Put Notice, the Existing Shareholders shall use reasonable best efforts to perform all further acts and things, and execute and deliver such further documents as the Holder may reasonably require or as may be required by Law to implement and/or give effect to the transfer contemplated under this Section 12.1.

(d) For purposes of this Section 12.1 and Section 12.2:

(i)	“Buyback Price” means an amount determined as follows:

where:

R	=	the buyback price per Share;

P	=	(1) in the case of a Series A Preferred Share, the Series A Purchase Price, or (2) in the case of an Ordinary Share issued pursuant to a conversion of any Series A Preferred Share, the Conversion Price (as defined in the Articles) applicable to such conversion (in each case, as adjusted for any share dividends, combinations, reclassifications or splits with respect to such Share and the like);

TR	=	the number of days between the Closing Date and the date of the Put Notice or the Call Notice, as the case may be;

Di	=	the ith distribution in respect of the relevant Share (such distributions to include, without limitation, all dividends, interest and other distributions (including all in specie distributions, in which case the fair value of any property so distributed at the time of such distribution as determined reasonably and in good faith by the Board of Directors shall be included hereunder), proceeds from repurchase or other return of capital) paid or made during the period commencing on the Closing Date and ending on the date of the Put Notice or the Call Notice, as the case may be (in each case, as adjusted for any share dividends, combinations, reclassifications or splits with respect to such Share and the like); and

Ti	=	the number of days between the date on which the ith cash flow takes place and the date of the Put Notice or the Call Notice, as the case may be.

(ii)	each of the following shall be deemed a “Put Event”:

(1)	a material breach or violation by the Company, an Existing Shareholder or the Founder, as the case may be, of any material representation, warranty or covenant contained in this Agreement, the Articles or (A) if the Holder seeking to exercise its right under Section 12.1(b) is Winner Wide, the WW Investment Agreement, or (B) if the Holder seeking to exercise its right under Section 12.1(b) is CTF Capital, the CTF Investment Agreement, or (C) if the Holder seeking to exercise its right under Section 12.1(b) is Goldcorn Development, the GD Investment Agreement, or (D) if the Holder seeking to exercise its right under Section 12.1(b) is Jumbo Right, the JR Investment Agreement, or (E) if the Holder seeking to exercise its right under Section 12.1(b) is True Wise, the TW Investment Agreement, or (F) if the Holder seeking to exercise its right under is Ever Kingdom, the EK Investment Agreement, as the case may be, the occurrence of which shall have been agreed to or acknowledged by the party responsible therefor (or, if there a dispute concerning such breach or violation, such dispute shall have been finally resolved or determined in favor of the Holder in accordance with the terms of the relevant Investment Agreement, this Agreement or the Articles, as the case may be);

(2)	a sale of all or substantially all of the assets, business and undertakings of the Group Companies;

(3)	the consummation of a transaction at any time prior to the Offering, after giving effect to which the Founder Parties, together, shall cease to own, directly or indirectly, at least 50% of the issued capital the Company on a Fully Diluted Basis;

(4)	a failure by the Existing Shareholders to obtain the prior approval of the Investor Majority for any of the matters set forth in Section 10.1 hereof, which failure shall have been agreed to or acknowledged by the Existing Shareholders (or, if there a dispute concerning such failure, such dispute shall have been finally resolved or determined in favor of the Holder in accordance with the terms hereof);

(5)	a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

12.2 Call Option. Subject to Section 12.5, the Existing Shareholders shall together have, in respect of each Holder, an option (the “Call Option”), exercisable during the period commencing on the date that is six (6) months after the Closing Date and ending on the date that is eighteen (18) months after the Closing Date (the “Call Exercise Period”), to require such Holder to sell all, but not less than all, of the Series A Preferred Shares (and/or all of the Ordinary Shares issued upon conversion of the Series A Preferred Shares, if any) then held by such Holder, at a per Share price equal to the Buyback Price. The Existing Shareholders may exercise the Call Option by jointly giving the relevant Holder and the Company a written notice (the “Call Notice”), at any time during the Call Exercise Period, setting forth the Existing Shareholders’ intention to exercise the Call Option in whole in respect of such Holder. A transfer of Shares pursuant to an exercise of such option shall be completed within ninety (90) days after the date of the Call Notice at such reasonable place and time as may be agreed between the Existing Shareholders and the Holder. The number of Shares to be purchased by the Existing Shareholders pursuant to each exercise of option under this Section 12.1 shall be allocated proportionately among Happy Indian and Arctic Spring based on a ratio of 80:20 (or such other basis as the Existing Shareholders may notify the Holders in writing from time to time). Following the delivery of a Call Notice, the relevant Holder shall use reasonable best efforts to perform all further acts and things, and execute and deliver such further documents as the Existing Shareholders may reasonably require or as may be required by Law to implement and/or give effect to the transfer contemplated under this Section 12.2.

12.3 Founder Guarantee. The Founder hereby unconditionally and irrevocably guarantee to each Investor the due and punctual performance and observance by the Existing Shareholders of their obligations under Section 12.1 and the Company of its obligations under Section 12.6 (the “Guaranteed Obligations”). If an Existing Shareholder or the Company, as the case may be, defaults for any reason in the performance of any of the Guaranteed Obligations, the Founder shall forthwith upon demand by an Investor unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by Section 12.1 or 12.6, as the case may be, and so that the same benefits shall be conferred on the Investor as it would have received if the Guaranteed Obligations had been duly performed and satisfied by the Existing Shareholder or the Company, as the case may be.

12.4 Sole Remedy. The Parties agree and acknowledge that if an Investor exercises a Special Put Option as a result of a Put Event described in Section 12.1(d)(ii)(1) or (4) (and/or its rights under Sections 12.3 in connection with an exercise of its Special Put Option under the circumstances described in the foregoing):

(a) the Company, the Existing Shareholders or the Founder, as the case may be, shall, upon the consummation of a transfer of Shares under Section 12.1 or a recovery from the Founder under Section 12.3, as the case may be (each, a “Recovery”), cease to be liable to the Investor for (and the Investor shall not be entitled to recover damages or obtain payment, reimbursement, restitution, indemnity or other remedy, whether under Law or otherwise, from the Company, the Existing Shareholders or the Founder in respect of) any and all breaches, violations or non-performance, whether arising prior to or after such Recovery, of any and all representations, warranties, covenants or agreements contained in the Investment Documents (other than Sections 12.1 and 12.3 hereof); and

(b) the Investor’s rights under Sections 12.1(b) and/or 12.3, as the case may be, shall, upon a Recovery, be the sole and exclusive remedy of the Investor and its successors and assigns against the Company, the Existing Shareholders and the Founder for or in respect of any and all claims, liabilities or obligations arising under, or in connection with, any of the Investment Documents or the transactions contemplated hereby and thereby (including without limitation the negotiation, entry into, terms, breach or claimed breach of any of them); and

(c) to the extent that the Investor or any of its Investor Indemnitees has, prior to such Recovery, recovered any damages or obtained any payment, reimbursement, restitution, indemnity or other remedy from the Company, the Existing Shareholders or the Founder, as the case may be, under or in connection with any of the Investment Documents, the Investor shall (or, as appropriate, shall procure that the Investor Indemnitees shall) forthwith repay to the Company, the Existing Shareholders or the Founder, as applicable, an amount equal to the sum previously recovered (or the value of the relief previously obtained).

12.5 Termination. The rights set forth in Sections 12.1 to 12.3 above shall expire upon a Qualified IPO.

12.6 Liquidation Event. If and to the extent that the Existing Shareholders and any holders of Equity Securities (other than Series A Preferred Shares) are entitled to the distribution of any proceeds or assets of the Company upon a Liquidation Event (as defined in the Articles), the Existing Shareholders and such holders of Equity Securities (other than Series A Preferred Shares) agree and hereby irrevocably direct and authorize the Company to pay to each Investor an amount equal to the Series A Purchase Price for each Series A Preferred Share then held by such Investor, prior to distributing to the Existing Shareholders and such holders of Equity Securities (other than Series A Preferred Shares) any proceeds or assets available for distribution among the Existing Shareholders and such holders of Equity Securities (other than Series A Preferred Shares) in accordance with Article 7.2 of the Articles.

13	MISCELLANEOUS

13.1 Termination.

(a) This Agreement may be terminated by written agreement among the Parties.

(b) In the event of the termination of this Agreement in accordance with this Section 13.1, this Agreement shall thereafter terminate and cease to have effect, and no Party hereto shall have any liability to the other Parties hereto or their respective Affiliates, directors, officers or employees, except for the obligations in this Section 13.1, Section 13.4 (Governing Law), Section 13.5 (Dispute Resolution), Section 13.8 (Notices) and Section 13.10 (Expenses). Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties prior to such termination, unless otherwise agreed in writing by the Parties.

13.2 Joinder; Power of Attorney.

(a) It shall be a condition precedent to any issuance or transfer of Equity Securities that the Person acquiring Equity Securities (that is not a Party) shall execute and deliver to the Company a joinder to this Agreement substantially in the form attached as Exhibit A hereto. Any issuance or transfer made in violation of this Section 13.2 shall be void ab initio, and the Company shall not, and shall procure that no director of the Company shall, register any such issuance or transfer of Equity Securities in the books or registers of the Company.

(b) The Shareholders shall do or procure to be done all such acts and things (including passing such resolutions and executing such further documents) as may be necessary to give full effect to any Exempted Issuances contemplated by Section 9.2. To the extent that any documents are required to be executed, completed or delivered by the Shareholders in connection with any Exempted Issuance, the Company shall provide each Shareholder with a written notice (an “Execution Notice”), setting forth and attaching such documents to be executed, completed or delivered by such Shareholder. Each Shareholder agrees that the consummation of Exempted Issuances would benefit the Company and the Shareholders as a whole and hereby irrevocably appoints each member of the Board of Directors severally to be its agent and attorney with power to execute, complete, seal and deliver any amendment and/or restatement of any of the Investment Documents (including any schedules, annexes and exhibits thereto) or any document necessary to effect or evidence any amendment or variation thereto and sign or pass all resolutions necessary to effect any Exempted Issuances in accordance with the terms of Section 9.2, which power shall be exercisable if the Shareholder fails to deliver, or cause to be delivered, to the Company the executed or completed documents set forth in the Execution Notice within three (3) Business Days after the date of receipt of the Execution

Notice by the Shareholders. The Company shall ensure that (i) each Shareholder is notified of any exercise of power by the attorney hereunder as promptly as practicable after such exercise of that power, and (ii) in the event that any document is executed, completed or delivered for or on behalf of a Shareholder under the powers of the attorney hereunder, a copy of such document shall be provided to such Shareholder as promptly as practicable after the date of such execution, completion or delivery. Each Shareholder hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by any such attorney of such power shall be conclusive evidence of his/its rights to exercise the same.

13.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties, their successors and permitted assigns and their legal representatives. This Agreement, and the rights and obligations herein, shall not be assigned by any Party without the prior written consent of the other Parties, except in connection with any Transfer of Equity Securities permitted by and made in accordance with the provisions of this Agreement. Each assignee of an Investor shall be treated as if it had been named in this Agreement as an Investor. Each Investor and its subsequent assignees (including all of its successors and permitted assigns) shall be treated as if they were all one entity and had retained the ownership of the Equity Securities held by the Investor as of the date hereof throughout, and any such subsequent assignee shall not be entitled to recover any amount for any losses, damages, claims, costs and expenses suffered or incurred by the Investor or any subsequent assignee, including itself, under or in connection with any Investment Document to the extent that it has already been recovered by the Investor or another such assignee.

13.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, the United States of America without regard to principles of conflicts of law thereunder.

13.5 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other parties hereto a written request for such consultation. If within thirty (30) days following the date on which such written request is given the dispute cannot be resolved, the dispute shall be settled by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force as at the date of this Agreement to the extent not conflicting with the provisions of this Section 13.5.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. Each of the claimant and the respondent shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in The State of New York. If any party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of The State of New York and shall not apply any other substantive law.

(d) Each party hereto shall cooperate with the other parties in making full disclosure of and providing complete access to all information and documents requested by the other parties in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such parties.

(e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and each party may apply to a court of competent jurisdiction for enforcement of such award.

(f) Each party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

13.6 Conflict. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Articles, the terms of this Agreement shall prevail as among the Existing Shareholders, the Founder and the Investors only, who hereby undertake to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to cause the Company to amend the Articles so as to eliminate such inconsistency to the largest extent as permitted by the applicable Law.

13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts transmitted by facsimile shall be deemed an original.

13.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party hereto to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next Business Day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties hereto at the following addresses (or at such other address as a party may designate by ten (10) days advance written notice to the other parties hereto):

if to the Company or the Founder, to:

6/F Tower B, Corporate Square

No. 35 Finance Street, Xicheng District

Beijing 100032

P. R. China

Fax	:	+86 10 8809 1088
Attention	:	Mr. Eric Cheung

with a copy to:

Shearman & Sterling LLP

12th Floor, East Tower

Twin Towers, B-12 Jianguomenwai Dajie

Beijing 100022

Fax	:	+86 10 6563 6000
Attention	:	Alan Seem, Esq.

if to Happy Indian or Arctic Spring, to:

c/o The Secretary

PO Box 300

8034 Zurich

Switzerland

Fax	:	+41 44 384 7201
Attention	:	Ms. Simone von Graffenried Simperl

if to Winner Wide, to:

Suites 1117-18

11/F, Jardine House

1 Connaught Place

Central, Hong Kong

Fax	:	+852 3586 2063
Attention	:	Mr. Benny Chong

with a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis

35th Floor, Two International Finance Centre

8 Finance Street

Central, Hong Kong

Fax	:	+852 2511 9515
Attention	:	Matthew Wong / Alfred Lee

if to CTF Capital, to:

31/F New World Tower

18 Queen’s Road Central

Central, Hong Kong

Fax	:	+852 3586 2063
Attention	:	Mr. Benny Chong

with a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis

35th Floor, Two International Finance Centre

8 Finance Street

Central, Hong Kong

Fax	:	+852 2511 9515
Attention	:	Matthew Wong / Alfred Lee

if to Goldcorn Development, to:

Unit 2805, Paul Y. Centre

No. 51 Hung To Road

Kwun Tong, Kowloon

Hong Kong

Fax	:	+852 3586 2063
Attention	:	Mr. Benny Chong

with a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis

35th Floor, Two International Finance Centre

8 Finance Street

Central, Hong Kong

Fax	:	+852 2511 9515
Attention	:	Matthew Wong / Alfred Lee

if to Jumbo Right, to:

Suites 1117-18

11/F, Jardine House

1 Connaught Place

Central, Hong Kong

Fax	:	+852 3586 2063
Attention	:	Mr. Benny Chong

with a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis

35th Floor, Two International Finance Centre

8 Finance Street

Central, Hong Kong

Fax	:	+852 2511 9515
Attention	:	Matthew Wong / Alfred Lee

if to True Wise, to:

28/F CITIC Tower

1 Tim Mei Ave

Central, Hong Kong

Fax	:	+852 2104 6623
Attention	:	Mr. Ben Yu

if to Ever Kingdom, to:

Room 901-903, Harbour Centre

25 Harbour Road

Wanchai, Hong Kong

Fax	:	+852 2524 7158
Attention	:	Mr. Kenneth Kon / Ms. Bonnie Chan

13.9 Headings and Titles. Headings and titles used in this Agreement are used for convenience only, and are not to be considered for purposes of construing or interpreting this Agreement.

13.10 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such Party may be entitled.

13.11 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the Parties hereto with regard to the subject matters hereof; provided that nothing in this Agreement or any related agreement shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the duly authorized written consent of the Parties.

13.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable: (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.13 Further Assurances. Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent Governmental Authorities. Each of the Parties shall cooperate with the other Parties when required in order to effect the transactions contemplated hereunder. In case at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the Parties shall use their commercially reasonable efforts to take all such action.

13.14 Rights Cumulative. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

13.15 No Partnership or Agency. Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership or agency between the Shareholders and, except as expressly provided in this Agreement, no Shareholder shall have any authority to bind or give undertakings on behalf of the other Shareholders. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Shareholders or their respective Affiliates. Further, the Shareholders hereby waive any and all fiduciary duties that, absent such waiver, may be implied by Law, and, in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement.

13.16 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

EXECUTED AS A DEED by	)
CHINA MASS MEDIA INTERNATIONAL	) /s/ Shengcheng Wang
ADVERTISING CORP.	) Duly Authorized Signatory
)
) Name :
)
) Title :

In the presence of :

/s/ Eric Wang Lam Cheung
Signature of Witness

Name :

Address :

Occupation :

Signature Page to Investor Rights Agreement

EXECUTED AS A DEED by	)
HAPPY INDIAN OCEAN LIMITED	) /s/ RTC Administrator Limited
) Duly Authorized Signatory
)
) Name :
)
) Title :

In the presence of :

/s/ Christine Hranik
Signature of Witness

Name :

Address :

Occupation :

Signature Page to Investor Rights Agreement

EXECUTED AS A DEED by	)
ARCTIC SPRING LIMITED	) /s/ RTC Administrator Limited
) Duly Authorized Signatory
)
) Name :
)
) Title :

In the presence of :

/s/ Christine Hranik
Signature of Witness

Name :

Address :

Occupation :

Signature Page to Investor Rights Agreement

EXECUTED AS A DEED by	)
SHENGCHENG WANG	) /s/ Shengcheng Wang
)
)
)
)

In the presence of :

/s/ Eric Wang Lam Cheung
Signature of Witness

Name :

Address :

Occupation :

Signature Page to Investor Rights Agreement

EXECUTED AS A DEED by	)
WINNER WIDE LIMITED	) /s/ Cheng Kam Biu
) Duly Authorized Signatory
)
) Name :
)
) Title :

In the presence of :

/s/ Esther Wong
Signature of Witness

Name :

Address :

Occupation :

Signature Page to Investor Rights Agreement

EXECUTED AS A DEED by	)
CTF CAPITAL LTD.	) /s/ Michael Pei
) Duly Authorized Signatory
)
) Name :
)
) Title :

In the presence of :

/s/ Bonita Wang
Signature of Witness

Name :

Address :

Occupation :

Signature Page to Investor Rights Agreement

EXECUTED AS A DEED by	)
GOLDCORN DEVELOPMENT LIMITED	) /s/ Doo Lam Lun
) Duly Authorized Signatory
)
) Name :
)
) Title :

In the presence of :

/s/ Esther Wong
Signature of Witness

Name :

Address :

Occupation :

Signature Page to Investor Rights Agreement

EXECUTED AS A DEED by	)
JUMBO RIGHT HOLDINGS LIMITED	) /s/ Chong Tin Lung
) Duly Authorized Signatory
)
) Name :
)
) Title :

In the presence of :

/s/ Esther Wong
Signature of Witness

Name :

Address :

Occupation :

Signature Page to Investor Rights Agreement

EXECUTED AS A DEED by	)
TRUE WISE INVESTMENTS LIMITED	) /s/ Zhang Haitao
) Duly Authorized Signatory
)
) Name :
)
) Title :

In the presence of :

/s/ Man Kin Mike Yeung
Signature of Witness

Name :

Address :

Occupation :

Signature Page to Investor Rights Agreement

EXECUTED AS A DEED by	)
EVER KINGDOM LIMITED	) /s/ Kenneth H.K. Kon
) Duly Authorized Signatory
)
) Name :
)
) Title :

In the presence of :

/s/ Man Kin Mike Yeung
Signature of Witness

Name :

Address :

Occupation :

Signature Page to Investor Rights Agreement

EXHIBIT A

SHAREHOLDING DETAILS

A.	Immediately prior to the Closing

Shareholder	Number and classes of Shares	Shareholding percentage
Happy Indian	329,920 Ordinary Shares 70,080 Series A Preferred Shares	65.984 14.016	% %

Arctic Spring	82,480 Ordinary Shares 17,520 Series A Preferred Shares	16.496 3.504	% %

TOTAL:	412,400 Ordinary Shares 87,600 Series A Preferred Shares	100%

B.	Immediately after the Closing

Shareholder	Number and classes of Shares	Shareholding percentage
Happy Indian	329,920 Ordinary Shares	65.984%

Arctic Spring	82,480 Ordinary Shares	16.496%

Winner Wide	24,820 Series A Preferred Shares	4.964%

CTF Capital	24,820 Series A Preferred Shares	4.964%

Goldcorn Development	11,680 Series A Preferred Shares	2.336%

Jumbo Right	4,380 Series A Preferred Shares	0.876%

True Wise	14,600 Series A Preferred Shares	2.92%

Ever Kingdom	7,300 Series A Preferred Shares	1.46%

TOTAL:	412,400 Ordinary Shares 87,600 Series A Preferred Shares	100%

EXHIBIT B

FORM OF JOINDER

By execution of this Investor Rights Agreement Joinder (this “Joinder”), the undersigned hereby agree that                      (the “New Shareholder”) shall become a party to that certain Investor Rights Agreement, dated as of June 24, 2008 by and among China Mass Media International Advertising Corp., an exempted company established and existing under the laws of Cayman Islands (the “Company”) and certain shareholders of the Company named therein (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Investor Rights Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Investor Rights Agreement.

The New Shareholder hereby agrees to execute this Joinder as a deed by executing the signature page substantially in the form attached hereto as Exhibit A.1, (the “Signature Page”). The Signature Page shall, with effect from the entry of the New Shareholder in the register of members of the Company as the holder of any Share (the “Effective Time”), be incorporated into the Investor Rights Agreement such that (i) the Signature Page and Investor Rights Agreement, when taken together shall be deemed to constitute one and the same instrument, and (ii) the New Shareholder shall, as from the Effective Time, be deemed to have the rights and obligations of [a Preferred Shareholder / an Ordinary Shareholder / an Existing Shareholder] under the Investor Rights Agreement. The New Shareholder hereby agrees to observe, perform and be bound by all of the terms and conditions applicable to [a Preferred Shareholder / an Ordinary Shareholder / an Existing Shareholder] under the Investor Rights Agreement with effect from the Effective Time (except to the extent that any terms and conditions thereof have been fully performed prior to the Effective Time).

This Joinder shall be governed by and construed for all purposes under and in accordance with the laws of the State of New York without giving effect thereof to the principles of conflict of laws. Section 13.5 of the Investor Rights Agreement shall apply in respect of any dispute, controversy or claim arising out of or relating to this Joinder.

This Joinder may be executed by the parties hereto on any number of separate counterparts.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties have caused this Joinder to be executed as a deed on                          , 200    .

EXECUTED AS A DEED by	)
CHINA MASS MEDIA INTERNATIONAL	)
ADVERTISING CORP.	) Duly Authorized Signatory
)
) Name :
)
) Title :

In the presence of :

Signature of Witness

Name :

Address :

Occupation :

EXECUTED AS A DEED by	)
[PREFERRED SHAREHOLDER/	)
ORDINARY SHAREHOLDER/	) Duly Authorized Signatory
EXISTING SHAREHOLDER]	)
) Name :
)
) Title :

In the presence of :

Signature of Witness

Name :

Address :

Occupation :

EXHIBIT B.1

SIGNATURE PAGE FOR

INVESTOR RIGHTS AGREEMENT

[PREFERRED SHAREHOLDER/ ORDINARY SHAREHOLDER/ EXISTING SHAREHOLDER]

By:
Name:
Title:

By:
Name:
Title: